                                                         --------------------

                                                             SALOMON BROTHERS
                                                            --------------------
                                  I.H.H. CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                              INVACARE CORPORATION
                         HAS INCREASED THE PRICE OF ITS
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         HEALTHDYNE TECHNOLOGIES, INC.
                                       TO
                               $15 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, JUNE 20, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                    June 6, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by I.H.H. Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Invacare Corporation, an Ohio corporation (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Healthdyne Technologies, Inc., a Georgia corporation (the "Company"), and (unless and until the Purchaser declares that the Rights Condition (as defined in the Offer to Purchase) is satisfied) the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 22, 1995, as amended (the "Rights Agreement"), between the Company and SunTrust Bank, Atlanta (formerly Trust Company Bank), as Rights Agent, at an increased price of $15 per Share (and associated Right), net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 1997, as amended and supplemented by the Supplements thereto dated April 4, 1997 and June 6, 1997, (the "Offer to Purchase"), and in the revised Letter of Transmittal (which, as further amended from time to time, together constitute the "Offer") enclosed herewith. Unless and until the Purchaser declares that the Rights Condition is satisfied, holders of Shares will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date (as defined in the Offer to Purchase) has not occurred prior to the time Shares are tendered pursuant to the Offer, a tender of Shares will constitute a tender of the associated Rights. If the Distribution Date has occurred and the certificates representing such Rights ("Rights Certificates") have been distributed by the Company to holders of Shares, such holders of Shares shall be required to tender Rights Certificates representing a number of Rights equal to the number of Shares being tendered in order to effect valid tender of such Shares. Holders of Shares and Rights whose certificates for such Shares (the "Share Certificates") and, if applicable, Rights Certificates are not immediately available or who cannot deliver their Share Certificates or, if applicable, their Rights Certificates, and all other required documents to the Depositary (as defined below) prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares and Rights according
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to the guaranteed delivery procedures set forth in Section 3 of the Offer to
Purchase. Unless the context otherwise requires, all references to Shares shall include the associated Rights, and all references to Rights shall include all benefits that may inure to holders of Rights pursuant to the Rights Agreement.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    The Offer is conditioned upon, among other things: (1) the Purchaser being satisfied, in its sole discretion, that there have been validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when added to the 600,000 Shares beneficially owned by the Purchaser and its affiliates, would constitute at least 51% of the voting power (determined on a fully diluted basis) on the date of purchase of all securities of the Company entitled to vote generally in the election of directors and in a merger; (2) the Purchaser being satisfied, in its sole discretion, that the Rights have been redeemed by the Company's Board of Directors or that such Rights have been invalidated or are otherwise inapplicable to, or that the dilutive provisions thereof would not be triggered by, the Offer or the proposed Merger (as defined in the Offer to Purchase); (3) the Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1131 through 14-2-1133 of the Georgia Business Corporation Code (the "GBCC") would not apply to the Purchaser or the Parent in connection with the Offer or the proposed Merger (as a result of action by the Company's Board of Directors, the ownership by the Purchaser and its affiliates upon consummation of the Offer of at least 90% of the outstanding voting stock of the Company (other than shares held by directors, officers and certain employee stock plans of the Company) or otherwise); and (4) the Puchaser being satisfied, in its sole discretion, that the restrictions on business combinations contained in Sections 14-2-1110 through 14-2-1113 of the GBCC would not apply to the Purchaser or the Parent in connection with the Offer or the proposed Merger or are invalid (in either case, as a result of action by the Company's Board of Directors, judicial action or otherwise) or that the proposed Merger may be consummated without any approval required under such Sections of the GBCC at a price per Share not in excess of the price per Share to be paid in the Offer. The Offer is also subject to other terms and conditions. See the Introduction and Sections 1 and 14 of the Offer to Purchase (including as amended and supplemented by the Supplements thereto). The Offer is not conditioned on the receipt of financing.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1. A letter to Healthdyne shareholders from A. Malachi Mixon, III, Chairman and Chief Executive Officer of the Parent, and the attached Second Supplement dated June 6, 1997 (the "Second Supplement").

        2. The GREEN revised Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

        3. The GOLD revised Notice of Guaranteed Delivery for Shares and Rights to be used to accept the Offer if Share Certificates or Rights Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to IBJ Schroder Bank & Trust Company (the "Depositary") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

        4. A GRAY printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        6. A return envelope addressed to IBJ Schroder Bank & Trust Company, the Depositary.

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    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 20, 1997, UNLESS THE OFFER IS FURTHER EXTENDED.

    In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares or Rights, and any other required documents should be sent to the Depositary, and (ii) either Share Certificates, and if applicable, Rights Certificates, representing the tendered Shares (and, if applicable, tendered Rights) should be delivered to the Depositary, or such Shares (and, if applicable, tendered Rights) should be tendered by book-entry transfer into the Depositary's account maintained at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    While the Letters of Transmittal previously circulated with the Offer to Purchase and the Supplement thereto dated April 4, 1997 refer only to the Offer to Purchase and such Supplement, shareholders using any such document to tender their Shares will nevertheless receive $15 per Share for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or, if applicable, Rights Certificates, or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    The Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than the Dealer Manager and MacKenzie Partners, Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your customers. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Salomon Brothers Inc, the Dealer Manager, or the Information Agent, at their respective addresses and telephone numbers set forth on the back cover page of the Second Supplement. Additional copies of the enclosed materials and the Offer to Purchase (including the first Supplement thereto) may be obtained from the Information Agent.

                                          Very truly yours,

                                          SALOMON BROTHERS INC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PARENT, THE PURCHASER, THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER, OR ANY AFFILIATE OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENTS OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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